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                                                                    EXHIBIT 10.2



                                                                  March 30, 2005





Debra McClister
885 Summit Avenue
River Edge, NJ  07661

Dear Debra:

         This Agreement sets forth the revised separation package that EasyLink Services Corporation (the "Company") is willing to provide to you. The terms of that agreement are set forth below. If you agree with these terms, please sign and date this letter in the space provided at the end, and return it to me. Once I have received this letter signed by you, it will become our Agreement.

         1. Your employment with the Company will terminate effective upon the earlier of (a) December 31, 2005 and (b) the date of your acceptance of employment from another company (such date of termination, the "Termination Date"). As used herein, the "Transition Date" means the earlier of (i) the date specified in a written notice from the Company to you, which date shall not be earlier than April 16, 2004, and (ii) the date specified in a written notice from you to the Company if you voluntarily terminate your employment with the Company before April 16, 2004. From the Transition Date until the Termination Date, you shall perform such duties, if any, as may be assigned to you by, and in the sole discretion of, the Chief Executive Officer and President, and/or the Vice President and Chief Financial Officer, of the Company.

         2. Subject to the terms and conditions of this letter, your continued compliance with your employment agreement and provided that you are not terminated for misconduct and that you sign and deliver to the Company upon, or within forty-five (45) day period after, the Transition Date the release in the form contemplated by paragraph 5 hereof, the Company agrees to pay you salary continuation after the Transition Date (a) during the period from the Transition Date until April 16, 2005 at the rate equal to 50% of your current base salary and (b) thereafter, until July 16, 2006 at the rate equal to 100% of your previous base salary, less all appropriate withholdings (the "Salary Continuation Payments"), payable over the period so specified after the Transition Date (the "Salary Continuation Period") in accordance with the Company's normal payroll practices. All Salary Continuation Payments made after the Termination Date shall be deemed to be post-employment severance payments. You acknowledge and agree that the Company had no previous contractual obligation to pay you the Salary Continuation Payments. You shall not be eligible to receive a bonus.

         The Company also agrees to reimburse up to $30,000 in the aggregate of your out of pocket expenses for (A) CPA continuing education through 2005, (B) legal and other expenses incurred in connection with applications before the CPA and other administrative bodies and (C) outplacement services and related costs.

         3. Subject to earlier termination as provided below, until the Termination Date, you shall be entitled to participate in the Company's health plan as in effect from time to time on the same terms and conditions as other employees of EasyLink. The employee portion of the costs of such health benefits shall be deducted from your periodic salary payments in accordance with the Company's practices and policies in effect from time to time. Your right to participate in the health plan shall terminate upon your acceptance of employment from another company that offers participation in a health plan. Your right to participate during the period through the Termination Date in other benefits made available by the Company to executives or employees generally shall be determined at the sole discretion of the Company.


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         4. Subject to the terms of the Company's applicable Stock Option Plans
(the "Option Plan") and the Stock Option Agreements (the "Option Agreement") governing the stock options granted to you, your stock options shall continue to vest through the Termination Date. In further consideration of the terms and conditions of this letter and provided that you comply with your employment agreement, you are not terminated for misconduct, as provided in the option agreements governing your options, you shall be entitled to exercise any vested options until the date which is eighteen (18) months after the Termination Date. Thereafter, any options that have not been exercised will automatically be forfeited.

         The taxation of your stock options may be affected by how and when you exercise. For example, if you hold "incentive stock options," the taxation of your exercise may be affected by whether you exercise during the three (3) month period following your Termination Date and the method of exercise that you choose. The rules governing the taxation of stock options are complex, and you are strongly encouraged to consult with your personal tax advisor to plan the timing and manner of exercising your stock options.

         5. You and the officers of the Company agree that neither will make, nor cause to be made, any statements, observations or opinions, or communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of the other. You further agree that, in consideration for the Salary Continuation Payments and other promises herein, you will act in a professional manner with respect to your separation from the Company and all procedures relating thereto.

         6. The Company's offer to you of this Agreement and the payments and benefits set forth in this Agreement are not intended to, and shall not be construed as, any admission of liability by the Company.

         7. You acknowledge and agree that you remain subject after the date hereof and after the last date that you are paid in accordance with your election to the terms of the employment agreement that you signed as a condition of your employment with the Company. Without limiting the obligations contained in any employment agreement or other agreement, you agree to maintain the confidentiality of all information relating to the Company, including, but not limited to, the business, finances, customers, trade practices, trade secrets, developments, methods and know-how of the Company and agree not to disclose any such confidential information to anyone, or to make any use of any such confidential information, on your behalf or on behalf of any third party, without the Company's prior written consent. You further agree to return to the Company all client lists, computer disks, reports, files, memoranda, records and software, door and file keys, computer access codes or disks, instructional manuals and other physical or personal property which you received or prepared or helped prepare during your employment with the Company. You will not retain any copies, duplicates, reproductions or excerpts of any such materials. You further agree to take all necessary actions, if required by and at the cost of the Company, to vest such property rights in the Company.

         8. In view of the nature of your employment and the nature of the confidential information of the Company to which you have had access during the course of your employment, you agree that any unauthorized disclosure to third parties of any such confidential information would cause irreparable damage to the trade secret status of such information, if applicable, and to the Company, and that, since the Company would have no adequate remedy at law, in the event such a disclosure or threatened disclosure is proven, the Company will be entitled to an injunction, prohibiting you from any such disclosure or attempted disclosure.


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         9. In the event the Company breaches this Agreement, you may only institute an action for specific enforcement of the terms of this Agreement and seek damages resulting from that breach. You may not institute before any local or state administrative agency or before any court any proceeding based on any claims related to your employment with the Company or the termination of your employment with the Company as released in the general release previously executed and delivered to the Company by you. The prevailing party in any action to enforce this Agreement will be entitled to an award of attorneys' fees and costs in addition to any other legal or equitable relief.

         10. The terms described in this Agreement, your employment agreement, the 2004 Executive Incentive Plan applicable to you, the Stock Option Plans and your Stock Option Agreements constitute the entire agreement between you and the Company and may not be altered or modified except in a writing signed by both you and the Company. In the event of any conflict between the terms of this Agreement and the terms of your employment agreement, the 2004 Executive Incentive Plan, the Stock Options Plans, your Stock Option Agreements or the separation letter dated April 5, 2004, the terms of this Agreement will govern. The Agreement will be governed by the law of New Jersey without reference to its choice of law rules.

         11. If any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope or activity, such provision shall be construed by limiting and reducing the provision so as to be enforceable to the maximum extent compatible with applicable law. However, the illegality, unenforceability or overbreadth of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

         If you agree with the terms of this Agreement, please so indicate by signing and returning this Agreement to me.



                                      Very truly yours,

                                      EASYLINK SERVICES CORPORATION



                                      By s/Carolann Churins
                                         ------------------
                                      Name:  Carolann Churins
                                      Title: Director, Human Resources


AGREED TO AND ACCEPTED:

s/Debra McClister                     Dated: March 30, 2005
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       Debra McClister